UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2017

ROCKWELL MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

30142 Wixom Road, Wixom, Michigan	48393
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (248) 960-9009

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 21, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Rockwell Medical, Inc. (the “Company”) made grants of performance-based restricted shares under the Company’s Amended and Restated 2007 Long Term Incentive Plan (the “Plan”) to the Company’s “named executive officers” as follows:

Name	Position	Number of Shares
Robert Chioini	Chairman, President and Chief Executive Officer	245,000
Thomas E. Klema	Secretary, Treasurer and Chief Financial Officer	68,600
Dr. Ajay Gupta	Chief Scientific Officer	68,500
Dr. Raymond D. Pratt	Chief Medical Officer	68,500

The grants were approved by the Committee on March 15, 2017. The awarded shares fully vest upon the earliest to occur of any of the following performance conditions: (a) reported net sales of the Company in any four consecutive calendar quarters equals or exceeds $100,000,000, (b) the market capitalization of the Company is greater than $600,000,000 for ten consecutive trading days, and (c) one year following the date the Centers for Medicare & Medicaid Services assign the Company transitional add on reimbursement payment status for the drug product, Triferic®. If the vesting date occurs during a trading blackout period, vesting will be delayed until the second day after the blackout trading period is no longer in effect. The shares would also fully vest immediately upon a “change in control” (as defined in the Plan).

If the grantee’s employment is terminated for any reason prior to the shares becoming fully vested, the grantee forfeits the shares, unless otherwise determined by the Committee. The shares issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of common stock of the Company, including voting rights and the right to receive dividends, if any.

The above description of the form of restricted stock agreement does not purport to be a complete statement of the provisions thereof. Such description is qualified in its entirety by reference to the form of such agreement, which will be filed as an exhibit to the Company’s next Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

March 27, 2017	By:	/s/ Thomas E. Klema
Thomas E. Klema
Its: Chief Financial Officer